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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" and to the use of our report with respect to the consolidated financial statements of Tracor, Inc. dated January 26, 1996 (except Note N, as to which the date is March 12, 1996), included in the Registration Statement on Form S-3 and related Prospectus of Tracor, Inc. for the issuance of shares of common stock and for the registered resale of shares of its common stock issued in connection with the acquisition of substantially all of the assets of Westmark Systems, Inc.

                                            ERNST & YOUNG LLP

Austin, Texas
June 5, 1996